CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of PSG Tactical Growth Fund (“the Fund”) and to the use of our report dated April 4, 2012 on the statement of assets and liabilities as of April 2, 2012 of the Fund. Such financial statements appear in the Fund's Statement of Additional Information.

   BBD, LLP

Philadelphia, Pennsylvania

April 4, 2012